AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Paul R. Geist EVP & Chief Financial Officer 816-584-5228

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY REPORTS SECOND QUARTER AND YEAR-TO-DATE 2010 RESULTS

SECOND QUARTER 2010 EARNINGS BEFORE TAXES UP $11.4 MILLION TO $35.9 MILLION;
YEAR-TO-DATE EARNINGS BEFORE TAXES UP $17.1 MILLION TO $68.1 MILLION

KANSAS CITY, MO., May 6, 2010 -- American Italian Pasta Company (NASDAQ:AIPC), the largest producer of dry pasta in North America, today announced its second quarter and year-to-date fiscal year 2010 results for the period ended April 2, 2010.

The second quarters of fiscal year 2010 and 2009 contain 13 weeks of operation. The year-to-date fiscal year 2010 contains 26 weeks of operations compared to 27 weeks of operations for fiscal year 2009.  The Company reports on a 52/53-week basis with the extra week occurring approximately every six years.  Fiscal year 2010 will be a 52-week fiscal year and ends on October 1, 2010.  Fiscal year 2009 was a 53-week year that ended on October 2, 2009.

FINANCIAL HIGHLIGHTS

Net income for the second quarter increased $7.4 million, or 47%, to $23.2 million from an adjusted net income of $15.8 million in the comparable quarter of the prior year.  Earnings per share, on a diluted basis, increased 44% to $1.05 per share from an adjusted earnings per share of $0.73 per share in the comparable prior quarter. Net income for fiscal 2010 year to date increased $11.0 million, or 33%, to $43.9 million from $32.9 million through the second quarter of fiscal 2009. Earnings per share, on a diluted basis, increased 30% to $2.00 per share year to date, from an adjusted earnings per share of $1.54 per share in the same period the year prior.

The non-GAAP adjustment to the 2009 numbers refers to tax benefits recorded in fiscal 2009 related to the reversal of certain tax reserves and the calculation of the prior year tax expense at the current year rate.  The Company believes investors gain additional perspective of underlying business trends and results by calculating a measure of net earnings and diluted net earnings per share for fiscal 2009 that provides a consistent effective tax rate in order to evaluate ongoing business operations.   A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found after the financial statements included below.

Net income for the second quarter decreased $3.0 million, or 11%, to $23.2 million from reported net income of $26.2 million in the comparable prior quarter.  Earnings per share, on a diluted basis, decreased 13% to $1.05 per share from $1.21 per share in the comparable prior quarter. Year to date net income for fiscal 2010 decreased $8.3 million, or 16% to $43.9 million from reported net income of $52.2 million.  Earnings per share, on a diluted basis, decreased 18% to $2.00 per share year to date, from $2.44 per share in the same period of the prior year.

American Italian Pasta Co.,
May 6, 2010

AIPC reported strong key measurements for the second quarter of 2010. As a percent of revenue, the following gains were made over the second quarter of fiscal 2009:

•	Gross profit increased to 36.5% from 27.2%
•	Operating profit grew to 25.3% from 17.6%
•	Income before taxes grew to 24.6% from 15.1%

“Our retail focus on private label or store brand business, along with our strategic brands, contributed to strong results in the second quarter of fiscal 2010. AIPC continued to outperform the pasta category in both revenue and volume, and we are operating the business more profitably, as second quarter operating profit increased 30% from the year prior,” said President and CEO Jack Kelly.

“Strong performance in 2010 has allowed us to continue our aggressive debt reduction, bringing total debt outstanding to $45 million from $110 million at the end of fiscal 2009. Since the second quarter ended, we have further reduced our debt outstanding by an additional $15 million,” Kelly said.

Total revenue of $145.9 million for the quarter represents an approximate 10% decrease compared with the same period the year prior. Revenues decreased 5.4% due to lower average selling prices and 4.7% due to decreased volume. Revenues of $294.9 million for the 26-week year-to-date period represents a 12% decrease compared with the 27-week period in fiscal 2009. The volume decreases were within the institutional and non-strategic brand channels, which offset volume gains in the strategic retail channel of 2.7% for the quarter and 2.2% for the year to date period compared with the same period the year prior.  Cost of goods sold decreased approximately 22% to $92.6 million for the quarter, primarily as a result of the combination of a decrease in our input costs and a decrease in volume in the institutional and non-strategic brand channels. Cost of goods sold as a percent of revenues was 63.5% in the second quarter, compared with 72.8% for the second quarter of fiscal 2009.

Selling, marketing and general and administrative expenses were stable for the 2010 second quarter compared with the 2009 second quarter.  Interest expense for the quarter and year-to-date period was down $2.8 million and $6.9 million respectively, driven by aggressive debt reduction combined with lower interest rates.

Income tax expense was $12.7 million for the quarter, compared with $1.7 million tax benefit for the prior year’s quarter.  For the year-to-date period AIPC has recorded $24.1 million of tax expense compared with a $1.2 million benefit in the prior year-to-date period. The $14.4 million increase in tax expense was the key driver of the decrease in net income and the $0.16 decline in diluted earnings per share quarter over quarter. For the year-to-date period, the approximate $25.3 million of additional tax expense was the key driver of the decrease in net income and the $0.44 decline in diluted earnings per share.

ABOUT AIPC

Founded in 1988 and based in Kansas City, Mo., American Italian Pasta Company is the largest producer of dry pasta in North America.  The Company has four plants that are located in Excelsior Springs, Mo.; Columbia, S.C.; Tolleson, Ariz., and Verolanuova, Italy.  The Company has approximately 650 employees located in the United States and Italy.  For more information, visit www.aipc.com.

American Italian Pasta Co.,
May 6, 2010

When used in this release, the words "anticipate," “projected,” "believe," "estimate," and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.  The statements by the Company regarding the pasta market, and financial performance are forward-looking. There are numerous risks and uncertainties that could cause actual future results to differ materially from those anticipated by such forward-looking statements. The risks and uncertainties could be caused by a number of factors, including, but not limited to: (1) our dependence on a limited number of customers for a substantial portion of our revenue; (2) our ability to obtain necessary raw materials and minimize fluctuations in raw material prices; (3) the potential adverse impact on revenue and margins of the highly competitive environment in which we operate; (4) our reliance exclusively on a single product category; (5) our ability to cost-effectively transport our products; (6) consumption trends for our product; (7) the status of production capacity in the U.S. and the level of imports from foreign producers; (8) our ability to sustain quality and service requirements for our customers; and (9) our ability to attract and retain key personnel.  For a discussion of factors that could cause actual results to materially differ from those anticipated, see the risk factors set forth in Item 1A of the Company’s Form 10-K for the fiscal year ended October 2, 2009.  The Company will not update any forward-looking statements in this press release to reflect future events.

# # #

American Italian Pasta Co.,
May 6, 2010

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
 (in thousands, except per share amounts)

	Second Quarter Ended		Year-to-date Period Ended
	April 2, 2010 (Thirteen Weeks)	April 3, 2009 (Thirteen Weeks)	April 2, 2010 (Twenty-six Weeks)	April 3, 2009 (Twenty-seven Weeks)

Revenues	$ 145,904	$ 162,325	$ 294,850	$ 333,531
Cost of goods sold	92,607	118,164	191,589	240,526
Gross profit	53,297	44,161	103,261	93,005

Selling and marketing expense	6,955	7,290	14,203	14,654
General and administrative expense	9,174	8,104	17,857	16,757
Losses related to long-lived assets	240	258	343	605
Operating profit	36,928	28,509	70,858	60,989

Interest expense, net	1,290	4,070	3,066	9,948
Other (income) expense, net	(265)	(43)	(275)	52
Income before income taxes	35,903	24,482	68,067	50,989

Income tax expense (benefit)	12,668	(1,714)	24,133	(1,235)
Net income	$ 23,235	$ 26,196	$ 43,934	$ 52,224

Net income per common share (basic)	$ 1.09	$ 1.27	$ 2.07	$ 2.56

Weighted-average common shares outstanding (basic)	21,372	20,598	21,209	20,421

Net income per common share (diluted)	$ 1.05	$ 1.21	$ 2.00	$ 2.44

Weighted-average common shares outstanding (diluted)	22,114	21,583	21,977	21,365

American Italian Pasta Co.,
May 6, 2010

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	April 2, 2010	October 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$35,669	$30,959
Trade and other receivables, net	42,970	45,828
Income tax receivable	6,712	-
Inventories	41,424	50,996
Other current assets	8,062	6,372
Deferred income taxes	11,147	22,202
Total current assets	145,984	156,357
Property, plant and equipment, net	280,870	291,212
Brands	78,110	79,074
Other assets	2,645	3,420
Total assets	$507,609	$530,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,681	$29,852
Accrued expenses	21,952	24,147
Current maturities of long term debt	45,000	5,900
Total current liabilities	85,633	59,899
Long term debt, less current maturities	-	104,100
Deferred income taxes	55,633	52,972
Other long term liabilities	3,401	5,676
Total liabilities	144,667	222,647
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares – 10,000,000; Issued and outstanding shares – none	-	-
Class A common stock, $.001 par value:
Authorized shares – 75,000,000
Issued and outstanding shares – 24,019,114 and 21,749,030, respectively, at April 2, 2010; 23,198,013, respectively, at October 2, 2009	24	23
Class B common stock, par value $.001
Authorized shares – 25,000,000; Issued and outstanding – none	-	-
Additional paid-in capital	292,784	274,142
Treasury stock, 2,270,084 shares at April 2, 2010 and
2,216,100 shares at October 2, 2009, at cost	(54,504)	(52,529)
Accumulated other comprehensive income	12,891	17,957
Retained earnings (accumulated deficit)	111,747	67,813
Total stockholders’ equity	362,942	307,416
Total liabilities and stockholders’ equity	$507,609	$530,063

American Italian Pasta Co.,
May 6, 2010

AMERICAN ITALIAN PASTA COMPANY
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
 (in thousands, except per share amounts)

	Second Quarter Ended April 3, 2009 (Thirteen Weeks)		Year-to-date Period Ended April 3, 2009 (Twenty-seven Weeks)
	Dollars	Diluted Earnings Per Share	Dollars	Diluted Earnings Per Share

Adjusted net income and diluted EPS	$ 15,844	$ 0.73	$ 32,911	$ 1.54
Plus: Non-GAAP income tax expense	8,638	0.40	18,078	0.84
Reported income before taxes	24,482		50,989

Plus: Reported income tax benefit	1,714	0.08	1,235	0.06
Reported net income and diluted EPS	$ 26,196	$ 1.21	$ 52,224	$ 2.44